Exhibit 99.1

                  TRANSNET CORPORATION REPORTS YEAR END RESULTS


/FOR IMMEDIATE RELEASE/                                  CONTACT: Steven J. Wilk
                                                                  (908) 253-0500

Branchburg, New Jersey, September 28, 2009: TRANSNET CORPORATION (OTCBB: TRNT) announced its results for the fiscal year ended June 30, 2009.

TransNet reported that for the fiscal year ended June 30, 2009, revenues were $24,142,487 as compared to revenues of $27,407,428 for the fiscal year ended June 30, 2008, and reported a net loss for fiscal 2009 of $2,735,097 or $0.57 per share, as compared with a net loss of $2,213,045 or $0.46 per share for fiscal 2008.

Steven J. Wilk, President said, "The recession had a significant impact on our results, causing a reduction in new business and the resulting absorption of costs related to the maintaining our technical staff during the slowdown. Delays in purchases by public sector clients (schools, municipalities, and governmental agencies) in New Jersey as a result of the State's lengthy contract negotiations with its vendors contributed to this slowdown for most of the year. We took aggressive action in the second half of fiscal 2009 to reduce our overall expenses by approximately $1.8 million, as we eliminated low profit contracts and increased overall profit margins on hardware and services. Essentially, we retooled and repositioned our organization to be profitable in this new economy of fiscal 2010. Although fiscal 2010 may initially provide lower revenue opportunities, we believe it will yield a greater opportunity to increase profit margins through increased business providing our technical support and our expertise in areas such as security, communications, convergence, and virtualization. To that end, I am pleased to report that as a result of our cost-cutting measures and realization of enhanced profit margins, we anticipate reporting a profit for the quarter ending September 30, 2009 of $0.02 per share compared with $0.01 for the quarter ended September 30, 2008, and a profit of $0.03 to $0.05 cents for the six month period ending December 31, 2009, compared with a loss of $0.24 per share for the six month period ended December 31, 2008.

"Although economic uncertainties continue, amid reports that the national economy is showing signs of improvement, we see indications of IT departments beginning to invest in the maintenance of their infrastructure and enhancing their networks to accommodate video surveillance and communication capabilities, as well as increases in short-term technical staffing, which typically yields higher profit margins.

"With an eye to the remainder of 2010, we anticipate a strong increase in our blended profit margins in connection with sales of more complex products and provision of related long-term support services for those products. We are seeing a significant increase in quoting and design opportunities for projects with public sector clients that will be funded under the federal stimulus package. We believe these projects hold promise for the remainder of fiscal 2010 and possibly beyond. In addition, we are committed to maintaining our expenses at current levels."

ABOUT TRANSNET
TransNet Corporation is a leading unified communications and IT sales and support provider for corporate, educational, and governmental clients. TransNet provides sophisticated solutions, including system design and integration, help-desk support services and end-user training. Its clients include Fortune 100 organizations in the pharmaceutical, oil and gas, finance and communications industries, as well as educational and governmental institutions. TransNet serves it clients from its Branchburg, New Jersey headquarters.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:



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The statements contained in this press release that are forward-looking statements are based on current management expectations that involve risk and uncertainties. Potential risks and uncertainties include, without limitation: the impact of economic conditions generally and in the industry for microcomputer products and services; dependence on key vendors; continued competitive and pricing pressures in the industry; product supply shortages; open-sourcing of products of vendors; rapid product improvement and technological change, short product life cycles and resulting obsolescence risks; legal proceedings; capital and financing availability; and other risks set forth in the Company's filings with the Securities and Exchange Commission. Actual results may vary materially from those expressed or implied from the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.

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                                 (Table follows)

                       TRANSNET CORPORATION AND SUBSIDIARY


                                                   Fiscal Year ended June 30,

                                                     2009              2008
                                                 ------------------------------

Revenue                                          $24,142,487       $27,407,428
Pre-Tax (Loss)                                   $(2,735,097)      $(2,213,045)
Net (Loss)                                       $(2,735,097)      $(2,213,045)
Basic and diluted net loss per share                  $(0.57)           $(0.46)
Weighted average shares outstanding:
   Basic and Diluted                               4,823,304         4,823,304


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